MORTGAGE                                                                Page 1


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(B) OR (G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                      UNION PLANTERS MORTGAGE FINANCE CORP.
             (Exact name of registrant as specified in its charter)

   Incorporated in Delaware                                      62-1712370
 (State or other jurisdiction                                (I.R.S. Employer

of incorporation or organization)                            Identification No.)


              7130 GOODLETT FARMS PARKWAY, CORDOVA, TENNESSEE 38018
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (901) 580-6000


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

      Title of each class                    Name of each exchange on which
      to be so registered                    each class is to be registered
      -------------------                    ------------------------------
        Not Applicable                                  Not Applicable



        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                                (Title of class)

MORTGAGE                                                                Page 2




                                TABLE OF CONTENTS


                                                                                                        PAGE NO.
Item 1.      Description of Business
                Organization................................................................................3
                Issuance of Collateralized Mortgage Bonds and Mortgage Securities...........................3

Item 2.      Financial Information..........................................................................4

Item 3.      Properties.....................................................................................4

Item 4.      Security Ownership of Certain Beneficial Owners and Management.................................4

Item 5.      Directors and Executive Officers...............................................................4

Item 6.      Executive Compensation.........................................................................5

Item 7.      Certain Relationships and Related Transactions.................................................5

Item 8.      Legal Proceedings..............................................................................6

Item 9.      Market Price of and Dividends on the Registrant's Common
               Equity and Related Stockholder Matters.......................................................6

Item 10.     Recent Sales of Unregistered Securities........................................................6

Item 11.     Description of Registrant's Securities to be Registered........................................6

Item 12.     Indemnification of Directors and Officers......................................................6

Item 13.     Financial Statements and Supplementary Data....................................................7

Item 14.     Changes in and Disagreements with Accountants on Accounting
               Financial Disclosure.........................................................................9

Item 15.     Financial Statements and Exhibits.............................................................10
                15(a) Financial Statements.................................................................10
                15(b) Index of Exhibits....................................................................10

Signatures.................................................................................................11

MORTGAGE                                                                Page 3

ITEM 1.  DESCRIPTION OF BUSINESS

Organization


                  Union Planters Mortgage Finance Corp. (the "Company") was incorporated in Delaware on September 5, 1997, as a wholly-owned, limited-purpose financing subsidiary of Union Planters Bank, N.A., a national banking association (the "Bank"). On September 5, 1997, the Company issued 1,000 shares of its common stock to the Bank for $10,000. The Company has no employees and relies on its officers, which are also officers of the Bank, to perform its business activities, and to do so on Bank property. See "Item 3 - Properties", "Item 5 - Directors and Executive Officers", "Item 7 - Certain Relationships and Related Transactions", and "Item 12 - Indemnification of Directors and Officers" herein.


Issuance of Collateralized Mortgage Bonds and Mortgage Securities

                  The Company was organized to facilitate the financing of mortgage loans through the issuance and sale of collateralized mortgage obligations (the "Bonds") and certificates of participation in pools of Collateral (as hereinafter defined) ("Mortgage Securities"). The Bonds will be issued by either the Company or a trust established by the Company to issue a series of Bonds. The Bonds will be issued pursuant to an indenture or indentures and will be secured by one or more of the following: mortgage loans, Government National Mortgage Association Certificates, Freddie Mac Mortgage Participation Certificates, Fannie Mae Mortgage-Backed Certificates, other mortgage certificates or collateralized mortgage obligations, funding agreements with limited-purpose finance companies that may be secured by any or all of the foregoing, insurance policies, and various accounts and funds (collectively, the "Collateral"). The Collateral for a series of Bonds will be pledged to a trustee. The Mortgage Securities will be issued by a trust pursuant to a trust agreement. The Mortgage Securities will represent a percentage interest in a pool of Collateral purchased by the trust.

                  After payment of the expenses of an offering and certain administrative expenses, the net proceeds from an offering of Bonds or Mortgage Securities will be used to purchase Collateral from the Bank or one of its affiliates, the Company (in the case of Mortgage Securities issued by a Trust) or various third parties. In certain cases, a portion of such proceeds may be lent to various limited-purpose finance companies, which will purchase Collateral from their affiliates. The Bank, its affiliates and the Company can be expected to use the proceeds to reduce indebtedness incurred to obtain such loans, to acquire additional Collateral or for general corporate purposes.

                  The Certificate of Incorporation of the Company limits its activities to the foregoing and to acts incidental thereto. Without the consent of each trustee under any indenture pursuant to which any Bonds were issued, the Company may not, among other prohibited activities, (i) incur any indebtedness other than the Bonds and indebtedness that is subordinated to the Bonds, (ii) engage in any other business; (iii) consolidate or merge with any other entity, unless the successor expressly assumes the obligations evidenced by the Bonds; or (iv) file a petition in bankruptcy.

                  The Company's plan of operations for the 1998 fiscal year is to issue series of Bonds and Mortgage Securities pursuant to public and private offerings.

MORTGAGE                                                                Page 4


ITEM 2.  FINANCIAL INFORMATION


                  The Company was incorporated on September 5 1997, and has not yet commenced operations. Subsequent to incorporation, the Company issued 1,000 shares of common stock to the Bank on September 5, 1997. Accordingly, no Selected Financial Data and no Management's Discussion and Analysis of Financial Condition and Results of Operations are presented.


ITEM 3.  PROPERTIES


                  The Company has no physical properties. The Company's principal place of business is 7130 Goodlett Farms Parkway, Cordova, Tennessee, which is the Bank's administrative office. The Company has no rental or other agreement with the Bank for the use of any office space. Its primary assets will be Collateral pledged to a trustee to secure a series of Bonds.


ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


                  The Company is a wholly-owned subsidiary of the Bank. The Company's officer and directors do not own any shares of the Bank or any Securities issued by the Company. Therefore, no beneficial ownership information is presented.


ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

                  The directors and executive officers of the Company are:

           Name                         Position                           Age

           John E. Gnuschke, Ph. D.     Director                            53

           Joel R. Katz                 Director; President                 42

           James K. Plunkett            Director; Vice President;           37
                                        Secretary

           Leslie M. Stratton           Director                            61


           Dr. Gnuschke has been a Director since February 24th, 1998. He is serving a one-year term as Director. Dr. Gnuschke's business experience for the past five years is as follows: he is currently director of the Bureau of Business and Economic Research and the Center for Manpower Studies and Professor of Economics at the University of Memphis. The Bureau and the Center are the applied business, economic, and labor market research divisions within the Fogelman College of Business and Economics. The divisions also support the research and publication efforts of

MORTGAGE

           faculty members and interact with other research organizations. The programs of the units includes public service to government agencies and the business community. The Bureau and the Center rank among the top applied research divisions in the nation. Dr. Gnuschke received Ph. D. and M.A. degrees from the University of Missouri and a B.S. from Utah State.


           Mr. Katz has been Chairman of the Board of Directors and President of the Company since its organization. He is serving a one-year term as Director. Mr. Katz's business experience for the past five years is as follows: he has been President of Union Planters Mortgage, a division of the Bank, since February 1, 1997. Prior to his employment with Union Planters, Mr. Katz was President and CEO of Boatmen's National Mortgage, Inc. In addition to overall management of the Company, Mr. Katz' responsibilities included servicing acquisitions and servicing activities involved with the Company's REMIC, CMO, and other structured finance transactions. His prior employment also includes several years as an attorney at Brown & Wood in New York, New York.

           Mr. Plunkett has been a Director, Vice President and Secretary of the Company since its organization. He is serving a one-year term as Director. Mr. Plunkett's business experience for the past five years is as follows: he has been Senior Vice President in the Funds Management Division of Union Planters Corporation since March 1, 1995. Mr. Plunkett was Senior Vice President and manager of Investments and Funds Management for Sunburst Bank in Grenada, Mississippi for several years prior to joining Union Planters. His responsibilities in both positions include Net Interest Margin and Asset Liability Management, portfolio strategy and execution, securitization and sale of loans, and other trading and balance sheet management activities.

           Mr. Stratton has been a Director of the Company since its organization. He is serving a one-year term as Director. Mr. Stratton's business experience for the past five years is as follows: he is Chairman and 100% owner of Leslie M. Stratton, Co., a wholesale distributor of hardware and equipment.


ITEM 6.    EXECUTIVE COMPENSATION


           The executive officers of the Company do not receive any
remuneration from the Company.   Dr. Gnuschke currently receives $3,600
annually for serving as a director of the Company, and the remaining Directors do not receive any remuneration for serving as Directors of the Company.


ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           With respect to each series of the Bonds or Mortgage Securities, the Company may purchase from the Bank, or any other affiliates thereof, certain of the Collateral that will secure such series of Bonds or Mortgage Securities. The Bank will advance to, or contribute to the capital of, the Company funds as necessary to pay certain Bond issuance costs and administrative expenses. The Company will be obligated to repay any advances and, in addition, to reimburse the Bank for amounts for which the Bank may become obligated to any bank issuing a letter of credit used to fund the various funds comprising a portion of the Collateral for a series. Such reimbursement obligations, however, will be subordinate to the Company's obligations to the security holders.

MORTGAGE                                                               Page 6


           The Bank, a subsidiary of Union Planters Corporation, will provide the Company with accounting and administrative services, including services of officers, and will charge the Company for such services. Payment for such services will be subordinate to the Company's obligations to the holders of Bonds and Mortgage Securities. The Bank may act as a master servicer or servicer with respect to mortgage loans comprising a portion of the Collateral. The Bank will receive customary master servicing and servicing fees, as applicable, for such services.

ITEM 8.    LEGAL PROCEEDINGS


           None.


ITEM 9.    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
           COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

           All of the Company's Common Stock, its sole class of equity securities, is owned by the Bank. Accordingly, there is no public trading market for its Common Stock. The Company has not paid any dividends with respect to its Common Stock.

ITEM 10.RECENT SALES OF UNREGISTERED SECURITIES


           On September 5, 1997, the Company sold 1,000 shares of its Common Stock to the Bank for a cash price of $10,000. Such shares were not registered under the Securities Act of 1933, in reliance upon the exemption therefrom provided under Section 4(2) of that Act.


ITEM 11.DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

           The class of securities of the Company to be registered hereby consists of its Common Stock, par value $0.01 per share, of which 1,000 shares are authorized and 1,000 shares are issued and outstanding. All outstanding shares are duly and validly authorized and issued and fully paid and nonassessable. The authorized number of shares of Common Stock may be increased or decreased and certain other changes may be made therein (and one or more classes of preferred or special stock may be created) by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the Common Stock.

           Holders of the shares of Common Stock of the Company are entitled to receive dividends when and if declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock of the Company are entitled to one vote per share on all matters that properly come before the Stockholders. Stockholders have no conversion or redemption rights, are not liable for further calls or assessments, and, upon liquidation, are entitled, after payment of all liabilities, to receive the assets of the Company, either in cash or in kind, on a pro rata basis. Stockholders have the right to subscribe to newly-issued shares of Common Stock in accordance with their current ownership of Common Stock.

ITEM 12.INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Company is incorporated under the laws of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise). The indemnity may include expenses (including attorneys' fees),

MORTGAGE                                                                  Page 7

judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expense which such officer or director actually and reasonably incurred.

           The Certificate of Incorporation and Bylaws of the Company provide, in effect, that, subject to certain limited exceptions, the Company will indemnify its officers and directors to the extent permitted by the Delaware General Corporation Law.

           The Bank carries an insurance policy providing directors and officers liability insurance for any liability its directors or officers or the directors or officers of any of its subsidiaries, including the Company, may incur in their capacities as such.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                     UNION PLANTERS MORTGAGE FINANCE CORP.
                           (A WHOLLY-OWNED SUBSIDIARY
                         OF UNION PLANTERS BANK, N.A.)
                          AUDITED BALANCE SHEET AS OF
                               DECEMBER 31, 1997


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Union Planters Mortgage Finance Corp.


         In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Union Planters Mortgage Finance Corp. (the "Company"), a wholly-owned subsidiary of Union Planters Bank, N.A., at December 31, 1997 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for the opinion expressed above.




/s/Price Waterhouse LLP
Memphis, Tennessee
March 16, 1998

                     UNION PLANTERS MORTGAGE FINANCE CORP.
                           (A WHOLLY-OWNED SUBSIDIARY
                         OF UNION PLANTERS BANK, N.A.)
                          AUDITED BALANCE SHEET AS OF


                               DECEMBER 31, 1997



     ASSETS
          Cash                                                                                 $   10,000

               TOTAL ASSETS                                                                    $   10,000


     STOCKHOLDER'S EQUITY
          Common stock, par value $0.01 per share, 1000 shares authorized,
            issued and outstanding                                                                      10
          Additional paid-in-capital                                                                 9,990

               TOTAL STOCKHOLDER'S EQUITY                                                      $    10,000



     The notes to the balance sheet are an integral part of this statement.

                      UNION PLANTERS MORTGAGE FINANCE CORP.
                           (A WHOLLY-OWNED SUBSIDIARY
                          OF UNION PLANTERS BANK, N.A.)
                           NOTES TO THE BALANCE SHEET


NOTE 1 - ORGANIZATION OF THE COMPANY


Union Planters Mortgage Finance Corp. (the "Company"), a wholly-owned subsidiary of Union Planters Bank, N.A. (the "Bank"), was incorporated on September 5, 1997. The Company was organized to facilitate the financing of mortgage-backed securities and mortgage loans originated or purchased by affiliates of the Bank and other entities, through the issuance and sale of mortgage participation securities and mortgage-backed bonds. On September 5, 1997, the Company sold 1,000 shares of common stock to the Bank for $10,000. The Company had no operations, income or cash flows for the period prior to December 31, 1997.







NOTE 2--SECURITIES ISSUANCES


The Company has filed initial registration statements with the Securities and Exchange Commission on September 12, 1997 and March 10, 1998, providing for the issuance of securities in the aggregate principal amount of $900,000,000.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

           None.

MORTGAGE                                                                 Page 10

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

         (A) FINANCIAL STATEMENTS


               The following financial statement filed under Item 13 of this registration statement is as follows:



               1. Audited balance sheet of the Company as of December 31, 1997 as audited by Price Waterhouse LLP, along with its report thereon (see exhibit listing below). The Company has not yet commenced operations.


         (B) INDEX OF EXHIBITS


             3.1  Articles of Incorporation of the Company *

             3.2  Bylaws of the Company *


------------------

* previously filed

                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registrant's Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         UNION PLANTERS MORTGAGE FINANCE CORP.



    Date:  March 20, 1998                By: /s/ James K. Plunkett
                                             ---------------------------------
                                             James K. Plunkett, Vice President